UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

January 4, 2002
(Date of Report)

ALASKA AIR GROUP, INC.
(Exact name of registrant as specified in its charter)
Commission file number 1–8957

Delaware (State or other jurisdiction of incorporation or organization)	91–1292054 (I.R.S. Employer Identification No.)

19300 Pacific Highway South, Seattle, Washington 98188
(Address of principal executive offices)

(206) 431–7040
(Registrant’s telephone number)

ITEM 9. Regulation FD Disclosure
FORWARD–LOOKING INFORMATION
This report may contain forward–looking statements that are based on the best information currently available to management. These forward–looking statements are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward–looking statements are indicated by phrases such as “will,” “should,” “the Company believes,” “we expect” or any other language indicating a prediction of future events. There can be no assurance that actual developments will be those anticipated by the Company. Actual results could differ materially from those projected as a result of a number of factors, some of which the Company cannot predict or control. For a discussion of these factors, please see Item 1 of the Company’s Annual Report on Form 10–K for the year ended December 31, 2000. The Company expressly disclaims any duty to update these projections, and makes no representation as to their continued accuracy in the e vent it does not provide such updates.

Fourth Quarter 2001 Estimates

	Forecast Q4	Change Yr/Yr
Alaska Airlines
Capacity (ASMs in millions)	4,120	(5.9)%
Traffic (RPMs in millions)	2,735	(5.7)%
Passenger load factor	66.4%	(0.2	) points
Fuel gallons (000,000)	70.2	(7.5)%
Cost per ASM excluding fuel (cents)	9.80	13.2%
Horizon Air
Capacity (ASMs in millions)	474	(16.1)%
Traffic (RPMs in millions)	300	(15.6)%
Passenger load factor	63.3%	0.4	points
Fuel gallons (000,000)	12.2	(26.4)%
Cost per ASM excluding fuel
and special charge (cents)	20.70	15.5%

We anticipate that airports, experiencing fewer landings and lower receipts from concessionaires, will pass revenue shortfalls through to airlines via increased landing fees and terminal rents. Our fourth quarter estimated Cost per ASM has been modified to reflect these expected cost increases and it is possible that it will be modified further as better information becomes available. Horizon expects to record a special charge for write–down of its owned F–28 aircraft and related spare parts during the fourth quarter of 2001.

Capacity and Traffic Estimates for 2001
The above capacity amounts for the fourth quarter of 2001 are approximately 87% of Alaska’s previously planned flight schedule and approximately 79% of Horizon’s previously planned flight schedule.

Provided below are capacity (ASMs in millions) and traffic (RPMs in millions) for the full year of 2001.

Alaska Airlines capacity	17,918	3.5%
Alaska Airlines traffic	12,250	2.2%

Horizon Air capacity	2,148	(6.6)%
Horizon Air traffic	1,350	(5.4)%

Other Financial Estimates
Cash and Short–Term Investments
Cash and short–term investments amounted to $667 million on September 30, 2001. At December 31, 2001, Alaska Air Group had approximately $660 million of cash and short–term investments, including $150 million obtained under its credit facility and $80 million received from the U.S. Government under the Air Transportation Safety and System Stabilization Act. In January 2002, we expect cash will be reduced approximately $50 million for currently deferred transporation taxes and $36 million for incremental lease payments on Horizon Air’s new aircraft.

Passenger Revenue per Passenger Mile (Yield)

Passenger yield in cents and percentage change from prior year:
Alaska Airlines October	12.97	(8.0)%
Alaska Airlines November	12.81	(6.6)%

Horizon Air October	26.42	(11.8)%
Horizon Air November	26.34	(11.8)%

Fuel Cost per Gallon

Fuel cost per gallon including taxes and percentage change from prior year:
Alaska Airlines October	$0.80	(33.4)%
Alaska Airlines November	$0.74	(38.3)%
Alaska Airlines Dec preliminary	$0.66	(42.8)%

Horizon Air October	$0.85	(30.9)%
Horizon Air November	$0.78	(35.6)%
Horizon Air Dec preliminary	$0.70	(42.2)%

U.S. Government Assistance
Based on the latest information from the Department of Transportation, we are now eligible for a maximum of $83.9 million for Alaska and $9.8 million for Horizon under the Air Transportation Safety and System Stabilization Act. As of December 31, 2001, Alaska has received $71.6 million and Horizon has received $8.3 million.

Operating Fleet Plan
Provided below are estimated changes in the Alaska and Horizon fleets for 2001 – 2002.

			Estimated Change During
		On Hand YE 2000
	Seats		2001	2002
Alaska Airlines
B737–200C	111	8	1
B737–400	138	40
B737–700	120	13	3
B737–900	172	—	5	1
MD–80	140	34	(3)	(2)

Total		95	6	(1)

Horizon Air
Dash 8–100/200	37	40	(11)	(1)
Dash 8–400	70	—	12	3
F–28	69	22	(12)	(10)
CRJ 700	70	—	9	6

Total		62	(2)	(2)

In December 2001, Alaska changed its fleet plan to defer delivery of certain Boeing aircraft. The former schedule provided for delivery of 4 B737s in 2002 and 4 in 2003. The revised schedule provides for delivery of 1 B737–900 in 2002, 2 B737–900s and 2 B737–700s in 2003, and 3 B737–900s in 2004.

The CRJ700s were delayed. Horizon and the manufacturer have reached agreement on a revised delivery plan, and Horizon will receive additional manufacturer support to compensate for the delay.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC. Registrant
Date: January 4, 2002
/s/ BRADLEY D. TILDEN Bradley D. Tilden Vice President/Finance and Chief Financial Officer